Exhibit 99.1

Guerrilla RF Reports Highest Deliveries Ever

GREENSBORO, NC—December 12, 2023—Guerrilla RF, Inc. (OTCQX: GUER), a leading provider of state-of-the-art radio frequency and microwave communications solutions, today announced over 25.3% more shipments in November 2023 compared to its previous largest month and 259.7% over November 2022. The purchase order amount is attributable to eight design wins that the company previously announced in November 2022 which is expected to generate an aggregate peak volume of 30 million units per year.

“Our operations team processed and shipped the largest single-month volume in history during the month of November, as we delivered on previously announced purchase orders. We are on track to deliver the highest revenue quarter in the Company’s history and we are really proud of our sales and operations team,” said Ryan Pratt, founder and CEO. “Increasing sales and continued management of expenses gives us confidence of reaching operational cash flow breakeven mid-2024.”

Corporate Highlights:

●	Management reiterated full year 2023 revenue guidance to be between $14.7 and $15.2 million, reflecting a minimum growth rate of 26.7% for the year.

●	Management expects full year 2024 revenue to be between $21.0 and $26.0 million.

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Continued focus on expense reduction is expected to allow the Company to achieve operational cash flow breakeven by mid-2024, i.e. excluding interest expense, and other non-operating and non-recurring expenses.

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Recently announced first production purchase order (PO) and shipment to the satellite communications market (SATCOM) with PO from a tier 1 SATCOM company. The initial PO was for $360,000, the majority of which is expected to be shipped by year end. The Company expects SATCOM 2024 revenues to exceed $1.0 million and the total market opportunity to exceed $560 million.

●	ISO 9001 audit successfully completed, with certification renewed.

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance state-of-the-art radiofrequency (RF) and microwave communication solutions for wireless OEMs in multiple high-growth market segments, which include network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. To date, the Company has shipped over 175 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF recently made the top "Inc. 500" list for the second year in a row. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the company's control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company's filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Sam Funchess, VP of Investor Relations

sfunchess@guerrilla-rf.com

+1 336 510 7840